Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

ARB IOT Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, $0.0001 par value	457(c)	(2)	23,517,207	$1.165	$27,397,546.16	0.00014760	$4,043.88
Total Offering Amounts						$27,397,546.16
Total Fee Offsets								—
Net Fee Due								$4,043.88

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes such indeterminable number of additional ordinary shares, par value $0.0001 per share, of ARB IOT Group Limited, as may be issued as a result of an adjustment to the shares by reason of a share split, share dividend or similar capital adjustment.

(2)	Pursuant to Rule 457(c) under the Securities Act, calculated on the basis of the average of the high and low prices per share of the registrant’s ordinary shares as reported on the Nasdaq Capital Market on October 30, 2023.